Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE ANNOUNCES THIRD-QUARTER 2008 EARNINGS OUTLOOK;
REVISES FULL-YEAR 2008 EARNINGS GUIDANCE

w Continues aggressive restructuring efforts
w Financial position remains strong

WARREN, Ohio - October 24, 2008 - Stoneridge, Inc. (NYSE: SRI) announced today that earnings for the third quarter of 2008 are expected to be in the range of breakeven to a loss of ($0.03) per share. Third-quarter sales of $178.4 million were 3.2% above the third-quarter level of 2007, though below Company expectations. The expected reduction in earnings was due primarily to weaker-than-expected sales in the North American automotive market and charges associated with Stoneridge’s previously announced restructuring program.

The third-quarter estimate includes restructuring charges and related expenses of approximately $4.8 million or $0.16 per share. The third-quarter 2008 earnings performance was also affected by the loss of overhead cost recoveries because of lower production volumes which were the result of restructuring inventory built primarily in the first half of 2008. In addition, third-quarter earnings were affected by a higher effective tax rate which was due primarily to restructuring expenses incurred in the U.K. with no associated tax benefits.

Ongoing Restructuring Efforts
Stoneridge announced a restructuring plan in November 2007 to improve its global manufacturing network and reduce its overhead cost structures. Stoneridge’s restructuring cost has been approximately $11.0 million through the first nine months of 2008, including the $4.8 million in the third quarter, and is estimated to be $13.0 million to $15.0 million for the full year, excluding the sale of the Sarasota, Florida facility. This has resulted in a negative impact to earnings of $0.37 per share for the first nine months of the year, and an estimated $0.48 to $0.52 per share for the full year. Stoneridge’s restructuring efforts are expected to generate annual benefits between $8.0 million to $12.0 million in 2009, or $0.22 to $0.33 per share.

“We began to implement our restructuring efforts ahead of the market downturn, and as a result, we are in a better position to weather this cyclical downturn,” said John C. Corey, President and Chief Executive Officer.  “We have been aggressively executing our restructuring initiatives since the fourth quarter of 2007, and I am pleased and encouraged that the hard work and dedication of our management team will improve our competitive position as these programs near conclusion.”

Corey added, “Due to the additional market demand reductions we are experiencing, we are assessing additional measures that may need to be taken to adjust our capacities to the lower market forecasts. In the third quarter, we began the additional consolidation of one more facility within our Control Devices Group, with an expected cost of approximately $800,000 and estimated annual savings of approximately $1.0 million in 2009. We also announced additional layoffs in September 2008 within the Control Devices Group.”

Though the current business level is becoming increasingly more difficult to predict, Stoneridge is also announcing a revision to its full-year 2008 earnings guidance. For the full year, the Company now expects earnings of $0.40 to $0.46 per share including estimated restructuring charges in the range of $13.0 million to $15.0 million or $0.48 to $0.52 per share. The revised guidance excludes the sale of the Sarasota, Florida facility which is now expected to occur in 2009. The Company’s prior guidance of $0.75 to $0.85 per share included estimated restructuring charges in the range of $0.38 to $0.40 per share which included an approximate $0.10 per share gain from the previously anticipated 2008 sale of the Sarasota facility.

Improved Financial Strength
“We are not immune from the changes in the outlook for the transportation sector and the rapid and unexpected volume declines in the North American automotive market, as well as lower than expected volumes in the commercial vehicle sector,” said Corey. “However, in addition to the restructuring program, our positive cash flow, substantial and secure cash reserves and available borrowing capacity will further position Stoneridge to effectively manage through the slowdown in our served markets.”

Stoneridge has improved its financial strength over the last two years, and its debt to debt-plus-equity is at its lowest point since 2004. The Company’s cash position remains strong at nearly $90 million at September 30, 2008, even though the Company repurchased $17.0 million of its 11.5% senior notes in the first half of this year. Management reviewed the Company’s cash investments during the first stages of the economic slowdown and amid the financial uncertainty moved certain select investments to ensure that its deposits were secure. In addition, Stoneridge has full availability (as defined) up to $100 million on its asset-backed revolving credit facility. The Company is also pursuing opportunities while minimizing risk in the volatile commodity and foreign exchange markets.

“While market conditions are certainly challenging, we continue to execute our cost reduction plans, eliminate products which cannot meet financial hurdles and selectively target growth in product areas offering attractive financial returns,” Corey said.

Third-Quarter 2008 Conference Call
Stoneridge will report its third-quarter results on November 7, 2008. A live Internet broadcast of Stoneridge’s conference call regarding 2008 third-quarter results can be accessed at 10 a.m. Eastern time on Friday, November 7, 2008, at www.stoneridge.com, which will also offer a webcast replay.

Automotive Conference Presentation
In addition, Stoneridge will attend and present at the Gabelli Automotive Conference in Las Vegas, Nevada on Tuesday, November 4, 2008, at 2:30 p.m. Eastern Time. A live Internet broadcast of the presentation and a webcast of the replay will be available at http://www.wsw.com/webcast/gabelli24/sri/.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2007 were approximately $727 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

####